EXHIBIT 10.36

[LETTERHEAD]

                                 FARBERWARE INC.
                            c/o Syratech Corporation
                              175 McClellan Highway
                      East Boston, Massachusetts 02128-9114
                            Telephone: (617) 561-2200
                            Facsimile: (617) 561-0275

                                                             December 31, 1998

Excel Importing Corp.
d/b/a Retroneu
100 Andrews Road
Hicksville, NY 11301
Attn:    Mr. Harmon Stein
         President

Dear Sirs and Mesdames:

                  This will confirm and constitute the agreement between Farberware Inc., a Delaware corporation ("Farberware"), and Excel Importing Corp. d/b/a Retroneu, a New York corporation ("Excel"), with respect to the several agreements set forth below, each of which is being made and entered into for and in consideration of the other and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

                  1. Effective as of 12:59 P.M. on December 31, 1998 (the "Effective Time"), Excel shall surrender and assign, and does hereby surrender and assign, to Farberware (which hereby consents to and accepts such surrender and assignment) all of Excel's right, title and interest in and to that certain Glass Gift/Serveware License Agreement, dated July 15, 1995, between Farberware Inc.

(now known as Bruckner Manufacturing Corp. and hereinafter sometimes identified as "Old Farberware") and Excel, which License Agreement was assigned to and assumed by Far-B. Acquisition Corp. (now known as Farberware Inc. and hereinafter sometimes identified as "New Farberware"); and New Farberware, in turn, subject to Paragraph 4 below, agrees to relieve, and does hereby relieve, Excel from its obligations under said License Agreement to achieve with respect to the Contract Year (as defined in said License Agreement) that began on July 1, 1998 and will end on June 30, 1999 the minimum annual net sales listed in the Schedule set forth in Appendix I to the Glass Gift/Serveware License Agreement. Nothing herein shall be deemed to relieve Excel of its obligations to pay royalties on sales of Glass Gift/Serveware sold on or prior to (or as provided in Paragraph 4 below, after) the Effective Time.

                  2. As of the Effective Time, Excel shall surrender and assign, and does hereby surrender and assign to New Farberware (which hereby accepts such surrender and assignment) all of Excel's right, title and interest in and to that certain Glass Beverageware License Agreement, dated July 15, 1995, between Old Farberware and Excel, which License Agreement was assigned to and assumed by New Farberware; and New Farberware in turn subject to Paragraph 4 below, agrees to relieve, and does hereby relieve, Excel from the obligation to achieve with respect to the Contract Year (as defined in said License Agreement) that began on July 1, 1998 and will end on June 30, 1999 the minimum annual net sales listed in the Schedule set forth in Appendix I to the Glass Beverageware License Agreement.

Nothing herein shall be deemed to relieve Excel of its obligation to pay royalties on sales of Glass Beverageware sold prior to (or as provided in Paragraph 4 below, after) the Effective Time.

                  3. The License Agreements referred to in Paragraphs 1 and 2 of this Letter Agreement are hereinafter sometimes called, collectively, the "Surrendered Licenses," and each, individually, a "Surrendered License."

                  4. Excel shall be permitted for a period of up to six (6) months following the Effective Time to dispose of the Licensee's Products (defined as provided in each of the Surrendered Licenses) on hand at the end of such period. During such six (6) months' period the following provisions of each relevant Surrendered License, viz: Sections 2, (except that the grant therein shall not be exclusive) 3, 4 (other than the exception thereto which shall be deemed to have been deleted), 5.a (excluding the first sentence thereof), 7 (except that Licensee's rights shall not be exclusive), 8. 9, 10, 11, 129 13, 14, 15, 16 and 17 shall be applicable (and Excel shall be bound thereby) as fully as if the Surrendered Licenses had not been surrendered and assigned. Moreover, the provisions of Sections 10, 11 and 15 thereof shall survive the surrender and assignment of the Surrendered Licenses indefinitely, and Excel shall continue to be bound thereby. New Farberware and its Affiliates shall have no responsibility whatsoever for returns, discounts, allowances or other charge backs (collectively,, "Charge Backs") authorized by Excel, or taken by customers (whether or not so authorized) in respect of Licensee's Products sold by Excel, whether before or after surrender and assignment of the Surrendered Licenses;

and Excel shall exonerate, indemnify and hold New Farberware and its Affiliates harmless therefrom and forthwith upon demand shall exonerate, reimburse and indemnify New Farberware and/or its Affiliates for and in respect of (i) all such Charge Backs and all costs and expenses paid, or incurred, by New Farberware and/or its Affiliates in connection therewith, and (ii) any claims for personal injury or property damage arising out of the manufacture, use, sale or distribution of those Licensee's Products sold by or on behalf of Excel. In the event Excel effectively exonerates, indemnifies and/or holds New Farberware and/or its Affiliates harmless from any such Charge Backs so that New Farberware and/or New Farberware's Affiliates are fully and unconditionally relieved by the customer asserting or issuing such Charge Back from any liability or right of recoupment or set off based thereon, Excel shall be, and be deemed to be, fully and unconditionally subrogated to all rights' of New Farberware and/or its Affiliates relating to such Charge Backs. New Farberware and/or its Affiliates agree, at Excel's expense, to cooperate with Excel in pursuing any such claims against such customers in respect of such Charge Backs including the execution, at Excel's expense, of any documents reasonably deemed necessary by Excel for such purpose. As used herein the terms "Affiliate" and "Affiliates" shall mean any person or entity controlling, controlled by, or under common control with, New Farberware.

                  5. All returns of products sold under either of the Surrendered Licenses shall be directed to Excel. In the event that any products sold under either of the Surrendered Licenses are returned to New Farberware and/or its Affiliates by customers or consumers, Excel shall reimburse New Farberware and/or its Affiliates for their actual costs of handling and shipping the same to Excel via United Parcel Service. In the event that any products sold under either of the Surrendered Licenses are sent to New Farberware and/or its Affiliates by distributors, merchants or wholesalers, New Farberware and/or its Affiliates shall decline to accept delivery thereof and cause such products to be returned to the distributors, merchants or wholesalers from whom they were sent, together with instructions to deal with Excel with respect to the proposed return of such products.

                  6. As of the Effective Time, Farberware and Excel shall enter, and by this Letter Agreement shall be deemed to have entered, into a new license agreement with respect to certain plastic products referred to in the form of the License Agreement, which is annexed hereto as Exhibit A.

                  7. As of the Effective Time, Farberware agrees to grant, and does hereby grant, to Excel an irrevocable option to enter into an Omnibus License Agreement in the form thereof annexed hereto as Exhibit B. The Omnibus License Agreement in such form shall automatically take effect on July 1, 2004 unless not less than thirty (30) days prior to July 1, 2004 Excel gives written notice to New Farberware (in the manner set forth in Section 9 below) that Excel does not wish to exercise its option to enter into said Omnibus License Agreement.

                  8. As partial consideration for the foregoing grant of option, Excel shall pay to Farberware a one time option purchase fee of $2,575,000, such payment to be made by wire transfer to an account designated by Farberware upon execution of this Letter Agreement.

                  9. New Farberware undertakes and agrees to use commercially reasonable efforts to grant to Excel a security interest and first priority lien substantially consistent with the, Outline of Terms of Proposed Security Interest and Lien annexed hereto as Exhibit C, with such changes therein as New Farberware shall reasonably request and to which Excel shall consent, which consent shall not be unreasonably withheld. Excel acknowledges that New Farberware cannot as of this date grant such security interest and first priority lien without the prior execution and delivery (i) by NationsBank N.A., (which, as Administrative Agent under a certain Loan and Security Agreement, dated April 16, 1998, has a security interest and first priority lien on all of the assets of New Farberware) of an agreement (a "Subordination Agreement") subordinating its security interest and first priority lien in the assets of Farberware to the extent necessary to enable New Farberware to grant to Excel the proposed security interest and first priority lien contemplated by this
Section 9 and Exhibit C and (ii) by State Street Bank and Trust Company, as Indenture Trustee under that certain Indenture dated as of April 16, 1996, of a waiver or functional equivalent thereof (either thereof being hereinafter called a "Waiver") of certain covenants set forth in such Indenture so as to enable New Farberware to grant to Excel such security interest and first priority lien. If the Subordination Agreement contemplated by clause (i), and/or the Waiver contemplated by clause (ii) of this Section 9 are not obtained on or before January 31, 1999, Excel shall have the right, exercisable at any time prior to 6:00 P.M. (Eastern time) on February 10, 1999, to rescind this Letter Agreement in whole (but not in part) and to require New Farberware forthwith to refund to Excel the amount paid to New Farberware pursuant to Section 8 of this Letter Agreement, the payment of which refund shall be guaranteed by Leonard Florence, individually. Upon the payment of such refund, this Letter Agreement and all agreements contained herein and/or entered into pursuant hereto as well as the separate Undertaking of Excel delivered herewith shall be deemed null and void ab initio and be of no force or effect. Reference in this Section 9 to NationsBank, N.A. shall be deemed to include any entity that has succeeded to its business.

                  10. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          if to the Licensor, at:

                                   Farberware Inc.
                                   c/o Syratech Corporation
                                   175 McClellan Highway
                                   East Boston, MA 02128-9114
                                   Attn: Mr. Leonard Florence,
                                           Chairman of the Board,
                                           President and Chief Executive Officer
                          with a copy to:

                                   Faye A. Florence, Esq.
                                   Vice President and General Counsel
                                   Syratech Corporation
                                   175 McClellan Highway
                                   East Boston, MA 02128-9114

                           if to Excel, at:

                                   Excel Importing Corp.
                                       d/b/a Retroneu.
                                   100 Andrew Road
                                   Hicksville, N.Y. 11301
                                   Attn: Mr. Hannon Stein, President

                           with a copy to

                                   Cohen, Pontani, Lieberman & Pavane
                                   551 Fifth Avenue
                                   New York, N.Y. 10170
                                   Attn: Martin B. Pavane, Esq.

                  11. This License Agreement shall be governed by the laws of the State of New York applicable to agreements made and intended to be performed entirely within such state.

                  12. Neither party to this Letter Agreement shall issue any press release with respect to the terms hereof or the terms of any agreement or proposed agreement referenced herein without the prior written consent of the other.

                  If the foregoing correctly states the agreement between us with respect to the subject matter of this Letter Agreement, please so indicate by endorsing the extra copy of this Letter Agreement and completing the wire transfer of $2,575,000 to

Farberware as hereinabove provided.

                                             Very truly yours,

                                             FARBERWARE INC.

                                             By: /s/ Leonard Florence
                                                 -------------------------------
                                                 Leonard Florence,
                                                 Chairman and President

ACCEPTED AND AGREED AS OF
THE DAY AND YEAR FIRST ABOVE WRITTEN.

EXCEL IMPORTING CORP.
d/b/a Retroneu.

By: /s/ Harmon Stein
    -------------------------------------
    Harmon Stein
    President and Chief Executive Officer


                                    GUARANTY

                  The undersigned, Leonard Florence, individually, guarantees the repayment of the amount paid by Excel Importing Corp. ("Excel") to Farberware Inc. pursuant to Section 8 of the foregoing Agreement in the event that Excel exercises its right of rescission, if any, under Section 9 thereof and in the event that Farberware Inc. does not refund the full amount of $2,575,000 by February 12, 1999. In the event that Farberware Inc. refunds none or only part of said $2,575,000 by February 12, 1999, Leonard Florence shall remain a guarantor as to the deficiency and shall pay such deficiency to Excel by February 15, 1999. If it becomes necessary for Excel to commence litigation against Farberware Inc., Leonard Florence, or both, to collect said $2,575,000, or any part thereof, Excel will also be entitled to its reasonable attorneys' fees, costs and disbursements related to such litigation. Until said amount of $2,575,000 is paid in full to Excel together with any attorneys' fees, costs and disbursements to which Excel may be entitled hereunder, Farberware and

Leonard Florence shall remain jointly and severably liable for all payments due hereunder.

December 31, 1998
                                                 /s/ Leonard Florence
                                                 -------------------------------
                                                 Leonard Florence